Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

By

Stream Global Services, Inc.

of

Up to 17,500,000 Warrants, Each to Purchase One Share of its Common Stock

at a Purchase Price of $0.50 Per Warrant

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 14, 2009, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated November 13, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Stream Global Services, Inc., a Delaware corporation (“Stream”), to purchase up to 17,500,000 warrants, each to purchase one share of its common stock, par value $0.001 per share (the “warrants”), at a purchase price of $0.50 per warrant, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $8,750,000, upon the terms and subject to the conditions of the Offer.

This Offer is only open for warrants. Stream also has outstanding shares of common stock and units, each comprising a share of common stock and a warrant to acquire a share of common stock. You may instruct us to tender warrants on your behalf that are included in units, but to do so such warrants must first be separated from the units prior to tendering such warrants. See Section 3 of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, Stream will pay for warrants properly tendered and not properly withdrawn before the Expiration Date. However, because of the proration and conditional tender provisions described in the Offer to Purchase, Stream may not purchase all of the warrants tendered if more than the number of warrants Stream seeks are properly tendered and not properly withdrawn. Stream will return warrants tendered that it does not purchase because of the proration and conditional tender provisions to the tendering warrant holders at its expense promptly after the Expiration Date. Stream expressly reserves the right, in its sole discretion, to purchase additional warrants as contemplated in the Offer to Purchase and subject to applicable legal requirements. See Sections 1 and 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if more than 17,500,000 warrants, or such greater number of warrants as Stream may elect to accept for payment, have been properly tendered and not properly withdrawn prior to the Expiration Date, Stream will, subject to applicable law, purchase properly tendered warrants on the basis described as follows: First, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Stream will purchase all warrants tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described in Section 6 of the Offer to Purchase. Second, if necessary to permit Stream to purchase 17,500,000 warrants (or such greater number of warrants as Stream may elect to accept for payment), warrants conditionally tendered (for which the condition requiring Stream to purchase a specified number of shares was not initially satisfied and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, warrant holders whose warrants are conditionally tendered must have tendered all of their warrants and not withdrawn such warrants prior to the Expiration Date. See Sections 1, 3 and 6 of the Offer to Purchase.

We are the holder of record of warrants held for your account. As such, we are the only ones who can tender your warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the warrants we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your warrants at the Purchase Price of $0.50 per warrant, as indicated in the attached Instruction Form, net to you in cash, without interest;

2.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your warrants will be purchased in the event of proration;

3.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, December 14, 2009, unless Stream extends the Offer;

4.	The Offer is not conditioned on any minimum number of warrants being tendered. However, the Offer is subject to certain other conditions. If certain events occur or if we determine that there is a reasonable likelihood that the consummation of the Offer and the purchase of warrants will have the effect of causing our warrants or units to be delisted from NYSE Amex, we may not be obligated to purchase warrants pursuant to the Offer. See Section 7 of the Offer to Purchase;

5.	The Offer is for up to 17,500,000 warrants, constituting approximately 87.6% of Stream’s outstanding warrants as of November 11, 2009;

6.	Tendering warrant holders who are registered warrant holders or who tender their warrants directly to the Depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Stream’s purchase of warrants under the Offer;

7.	If you wish to condition your tender upon the purchase of all warrants tendered or upon Stream’s purchase of a specified minimum number of the warrants which you tender, you may elect to do so and thereby avoid possible proration. Stream’s purchase of warrants from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form; and

8.	If your warrants are held as part of Stream’s outstanding units, you must first instruct us to separate the units before the warrants may be tendered.

If you wish to have us tender any or all of your warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your warrants, we will tender all your warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer (including, if applicable, separation of the units). Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, December 14, 2009, unless the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

Stream’s Board of Directors has approved the Offer. However, neither Stream, its Board of Directors, the Depositary or the Information Agent makes any recommendation to warrant holders as to whether to tender or refrain from tendering their warrants. Warrant holders must make their own decision as to whether to tender their warrants and, if so, how many warrants to tender. Warrant holders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including Stream’s reasons for making the Offer. Each of Stream’s current officers and directors has indicated that he or she will not tender any warrants pursuant to the Offer.

It is our current intent not to conduct another tender offer to purchase the warrants prior to their expiration in October 2011. We reserve the right to redeem the warrants if and when we are permitted to do so pursuant to the terms of the warrants.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

STREAM GLOBAL SERVICES, INC.

of

Up to 17,500,000 Warrants, Each to Purchase One Share of its Common Stock

at a Purchase Price of $0.50 Per Warrant

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 13, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Stream Global Services, Inc., a Delaware corporation (“Stream”), to purchase up to 17,500,000 warrants, each to purchase one share of its common stock, par value $0.001 per share (the “warrants”), at a price of $0.50 per warrant, net to the seller in cash, without interest.

The undersigned hereby instruct(s) you to tender to Stream the number of warrants indicated below or, if no number is indicated, all warrants you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

This Instructions Form will instruct you to tender to Stream the number of warrants indicated below or, if no number is indicated below, all warrants which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

☐	Please check if any or all of your warrants being tendered are part of a unit (consisting of one share and one warrant). As the shares you are being instructed to tender pursuant to the Offer are held as part of a unit, please separate the unit and undertake all actions necessary to allow for the tender of the outstanding warrants.

NUMBER OF WARRANTS TO BE TENDERED HEREBY:	WARRANTS[1]

[1]	Unless otherwise indicated, it will be assumed that all warrants held by us for your account are to be tendered.

CONDITIONAL TENDER

(See Instruction 13 of the Letter of Transmittal)

A tendering warrant holder may condition his, her or its tender of warrants upon Stream’s purchasing a specified minimum number of warrants tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of warrants you indicate below is purchased by Stream pursuant to the terms of the Offer, none of the warrants tendered by you will be purchased. It is the tendering warrant holder’s responsibility to calculate the minimum number of warrants that must be purchased if any are purchased, and each warrant holder is urged to consult his or her own tax advisor before completing this section. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of warrants that must be purchased, if any are purchased, is warrants.

If, because of proration, the minimum number of warrants designated will not be purchased, Stream may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering warrant holder must have tendered all of his, her or its warrants and checked this box:

☐	The tendered warrants represent all warrants held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering warrant holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:	Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: